UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities.

On March 10, 2014, Aspen Group, Inc. (“Aspen”) raised $600,000 from the sale of units consisting of shares of common stock and five-year warrants exercisable at $0.19 per share in a private placement offering to six accredited investors including five directors of Aspen; the sixth investor became a director immediately following the closing of the offering. See Item 5.02 below. The units sold contained a total of 3,157,896 shares of common stock (priced at $0.19 per share) and 3,157,896 three-year warrants exercisable at $0.19 per share. Aspen agreed to provide certain registration rights to the investors. The shares were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

The funds raised in the common stock offering are being used to increase Aspen University’s 25% irrevocable letter of credit with the Department of Education (the “DOE”) from $264,665 to $848,225 by no later than the DOE-approved extended deadline of April 17, 2014. By posting this 25% letter of credit in the amount of $848,225, Aspen University remains provisionally certified to participate in the Title IV, HEA programs for a period of up to three complete award years. The amount of $848,225 represents 25% of the Title IV, HEA program funds received by Aspen University during its most recently completed fiscal year.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2014, Rick Solomon was appointed a director of Aspen.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Subscription Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: March 13, 2014	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer